================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 15)

                                   -----------

                                FOOT LOCKER, INC.

                      (formerly named Venator Group, Inc.)

                                (Name of Issuer)

Common Stock, $.01 par value per share                       344849 10 4
   (Title of class of securities)                           (CUSIP number)

                            Gary K. Duberstein, Esq.
                             Greenway Partners, L.P.
                          909 Third Avenue, 30th Floor
                            New York, New York 10022
                                 (212) 350-5100

            (Name, address and telephone number of person authorized
                     to receive notices and communications)

                                February 8, 2002
             (Date of event which requires filing of this statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [_].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. Seess. 240.13d-7 for other parties to whom copies are to be sent.

                         (Continued on following pages)

                              (Page 1 of 15 pages)

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1124818
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
    CUSIP No. 344849 10 4                                       13D                  Page 2 of 15 Pages
    ----------------------------------------------------                    -----------------------------------------------


    ------------------------    -------------------------------------------------------------------------------------------
    1                           NAME OF REPORTING PERSON                               GREENWAY PARTNERS, L.P.
                                S.S. OR I.R.S. IDENTIFICATION NO.                      13-3714238
                                OF ABOVE PERSON
    ------------------------    -------------------------------------------------------------------------------------------
    2                           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                            (a)    [x]
                                                                                                             (b)    [_]
    ------------------------    -------------------------------------------------------------------------------------------
    3                           SEC USE ONLY
    ------------------------    -------------------------------------------------------------------------------------------
    4                           SOURCE OF FUNDS:                                                  WC, 00
    ------------------------    -------------------------------------------------------------------------------------------
    5                           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):
                                [_]
    ------------------------    -------------------------------------------------------------------------------------------
    6                           CITIZENSHIP OR PLACE OF ORGANIZATION:                                      Delaware
    ------------------------    -------------------------------------------------------------------------------------------
           NUMBER OF            7                   SOLE VOTING POWER:                                 1,521,500
            SHARES
                                ----------------    -----------------------------------------------------------------------
         BENEFICIALLY           8                   SHARED VOTING POWER:                                   0
           OWNED BY
                                ----------------    -----------------------------------------------------------------------
             EACH               9                   SOLE DISPOSITIVE POWER:                            1,521,500
           REPORTING
                                ----------------    -----------------------------------------------------------------------
          PERSON WITH           10                  SHARED DISPOSITIVE POWER:                              0

    ------------------------    -------------------------------------------------------------------------------------------
    11                          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                                PERSON:                                                               1,521,500
    ------------------------    -------------------------------------------------------------------------------------------
    12                          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                                CERTAIN SHARES:                                                                        [_]
    ------------------------    -------------------------------------------------------------------------------------------
    13                          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                   1.1%
    ------------------------    -------------------------------------------------------------------------------------------
    14                          TYPE OF REPORTING PERSON:                              PN
    ------------------------    -------------------------------------------------------------------------------------------


                                       2
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
    CUSIP No. 344849 10 4                                       13D                  Page 3 of 15 Pages
    ----------------------------------------------------                    ------------------------------------------------


    ------------------------    --------------------------------------------------------------------------------------------
    1                           NAME OF REPORTING PERSON                               GREENTREE PARTNERS, L.P.
                                S.S. OR I.R.S. IDENTIFICATION NO.                      13-3752875
                                OF ABOVE PERSON
    ------------------------    --------------------------------------------------------------------------------------------
    2                           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                            (a)    [x]
                                                                                                             (b)    [_]
    ------------------------    --------------------------------------------------------------------------------------------
    3                           SEC USE ONLY
    ------------------------    --------------------------------------------------------------------------------------------
    4                           SOURCE OF FUNDS:                                                  WC, 00
    ------------------------    --------------------------------------------------------------------------------------------
    5                           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): [_]
    ------------------------    --------------------------------------------------------------------------------------------
    6                           CITIZENSHIP OR PLACE OF ORGANIZATION:                                      Delaware
    ------------------------    --------------------------------------------------------------------------------------------
           NUMBER OF            7                   SOLE VOTING POWER:                                 1,340,900
            SHARES
                                ----------------    ------------------------------------------------------------------------
         BENEFICIALLY           8                   SHARED VOTING POWER:                                   0
           OWNED BY
                                ----------------    ------------------------------------------------------------------------
             EACH               9                   SOLE DISPOSITIVE POWER:                            1,340,900
           REPORTING
                                ----------------    ------------------------------------------------------------------------
          PERSON WITH           10                  SHARED DISPOSITIVE POWER:                              0

    ------------------------    --------------------------------------------------------------------------------------------
    11                          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                                PERSON:                                                               1,340,900
    ------------------------    --------------------------------------------------------------------------------------------
    12                          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                                CERTAIN SHARES:                                                                        [_]
    ------------------------    --------------------------------------------------------------------------------------------
    13                          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                   1.0%
    ------------------------    --------------------------------------------------------------------------------------------
    14                          TYPE OF REPORTING PERSON:                              PN
    ------------------------    --------------------------------------------------------------------------------------------


                                       3
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
    CUSIP No. 344849 10 4                                       13D                  Page 4 of 15 Pages
    ----------------------------------------------------                    --------------------------------------------------


    ------------------------    ----------------------------------------------------------------------------------------------
    1                           NAME OF REPORTING PERSON                               GREENHOUSE PARTNERS, L.P.
                                S.S. OR I.R.S. IDENTIFICATION NO.                      13-3793447
                                OF ABOVE PERSON
    ------------------------    ----------------------------------------------------------------------------------------------
    2                           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                            (a)    [x]
                                                                                                             (b)    [_]
    ------------------------    ----------------------------------------------------------------------------------------------
    3                           SEC USE ONLY
    ------------------------    ----------------------------------------------------------------------------------------------
    4                           SOURCE OF FUNDS:                                                  WC, AF, 00
    ------------------------    ----------------------------------------------------------------------------------------------
    5                           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): [_]
    ------------------------    ----------------------------------------------------------------------------------------------
    6                           CITIZENSHIP OR PLACE OF ORGANIZATION:                                      Delaware
    ------------------------    ----------------------------------------------------------------------------------------------
           NUMBER OF            7                   SOLE VOTING POWER:                                     0
            SHARES
                                ----------------    --------------------------------------------------------------------------
         BENEFICIALLY           8                   SHARED VOTING POWER:                               1,521,500
           OWNED BY
                                ----------------    --------------------------------------------------------------------------
             EACH               9                   SOLE DISPOSITIVE POWER:                                0
           REPORTING
                                ----------------    --------------------------------------------------------------------------
          PERSON WITH           10                  SHARED DISPOSITIVE POWER:                          1,521,500

    ------------------------    ----------------------------------------------------------------------------------------------
    11                          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                                PERSON:                                                               1,521,500
    ------------------------    ----------------------------------------------------------------------------------------------
    12                          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                                CERTAIN SHARES:                                                                        [_]
    ------------------------    ----------------------------------------------------------------------------------------------
    13                          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                   1.1%
    ------------------------    ----------------------------------------------------------------------------------------------
    14                          TYPE OF REPORTING PERSON:                              PN
    ------------------------    ----------------------------------------------------------------------------------------------


                                       4
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
    CUSIP No. 344849 10 4                                       13D                  Page 5 of 15 Pages
    ----------------------------------------------------                    -----------------------------------------------


    ------------------------    -------------------------------------------------------------------------------------------
    1                           NAME OF REPORTING PERSON                               GREENHUT  L.L.C.
                                S.S. OR I.R.S. IDENTIFICATION NO.                      13-3793450
                                OF ABOVE PERSON
    ------------------------    -------------------------------------------------------------------------------------------
    2                           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                            (a)    [x]
                                                                                                             (b)    [_]
    ------------------------    -------------------------------------------------------------------------------------------
    3                           SEC USE ONLY
    ------------------------    -------------------------------------------------------------------------------------------
    4                           SOURCE OF FUNDS:                                                  WC, AF, 00
    ------------------------    -------------------------------------------------------------------------------------------
    5                           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):
                                [_]
    ------------------------    -------------------------------------------------------------------------------------------
    6                           CITIZENSHIP OR PLACE OF ORGANIZATION:                                      Delaware
    ------------------------    -------------------------------------------------------------------------------------------
           NUMBER OF            7                   SOLE VOTING POWER:                                     0
            SHARES
                                ----------------    --------------------------------------------------------------------------
         BENEFICIALLY           8                   SHARED VOTING POWER:                               1,340,900
           OWNED BY
                                ----------------    --------------------------------------------------------------------------
             EACH               9                   SOLE DISPOSITIVE POWER:                                0
           REPORTING
                                ----------------    --------------------------------------------------------------------------
          PERSON WITH           10                  SHARED DISPOSITIVE POWER:                          1,340,900

    ------------------------    -------------------------------------------------------------------------------------------
    11                          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                                PERSON:                                                               1,340,900
    ------------------------    -------------------------------------------------------------------------------------------
    12                          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                                CERTAIN SHARES:                                                                        [_]
    ------------------------    -------------------------------------------------------------------------------------------
    13                          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                   1.0%
    ------------------------    -------------------------------------------------------------------------------------------
    14                          TYPE OF REPORTING PERSON:                              OO
    ------------------------    -------------------------------------------------------------------------------------------


                                       5
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
    CUSIP No. 344849 10 4                                       13D                  Page 6 of 15 Pages
    ----------------------------------------------------                    -----------------------------------------------


    ------------------------    --------------------------------------------------------------------------------------------
    1                           NAME OF REPORTING PERSON                               GREENBELT CORP.
                                S.S. OR I.R.S. IDENTIFICATION NO.                      13-3791931
                                OF ABOVE PERSON
    ------------------------    --------------------------------------------------------------------------------------------
    2                           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                            (a)    [x]
                                                                                                             (b)    [_]
    ------------------------    --------------------------------------------------------------------------------------------
    3                           SEC USE ONLY
    ------------------------    --------------------------------------------------------------------------------------------
    4                           SOURCE OF FUNDS:                                                  00
    ------------------------    --------------------------------------------------------------------------------------------
    5                           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): [_]
    ------------------------    --------------------------------------------------------------------------------------------
    6                           CITIZENSHIP OR PLACE OF ORGANIZATION:                                      Delaware
    ------------------------    --------------------------------------------------------------------------------------------
           NUMBER OF            7                   SOLE VOTING POWER:                                 8,190,448
            SHARES
                                ----------------    --------------------------------------------------------------------------
         BENEFICIALLY           8                   SHARED VOTING POWER:                                   0
           OWNED BY
                                ----------------    --------------------------------------------------------------------------
             EACH               9                   SOLE DISPOSITIVE POWER:                            8,190,448
           REPORTING
                                ----------------    --------------------------------------------------------------------------
          PERSON WITH           10                  SHARED DISPOSITIVE POWER:                              0

    ------------------------    --------------------------------------------------------------------------------------------
    11                          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                                PERSON:                                                               8,190,448
    ------------------------    --------------------------------------------------------------------------------------------
    12                          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                                CERTAIN SHARES:                                                                        [_]
    ------------------------    --------------------------------------------------------------------------------------------
    13                          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                   5.9%
    ------------------------    --------------------------------------------------------------------------------------------
    14                          TYPE OF REPORTING PERSON:                              CO
    ------------------------    --------------------------------------------------------------------------------------------


                                       6
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
    CUSIP No. 344849 10 4                                       13D                  Page 7 of 15 Pages
    ----------------------------------------------------                    -----------------------------------------------


    ------------------------    -------------------------------------------------------------------------------------------
    1                           NAME OF REPORTING PERSON                               GREENSEA OFFSHORE, L.P.
                                S.S. OR I.R.S. IDENTIFICATION NO.
                                OF ABOVE PERSON
    ------------------------    -------------------------------------------------------------------------------------------
    2                           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                            (a)    [x]
                                                                                                             (b)    [_]
    ------------------------    -------------------------------------------------------------------------------------------
    3                           SEC USE ONLY
    ------------------------    -------------------------------------------------------------------------------------------
    4                           SOURCE OF FUNDS:                                                  WC, 00
    ------------------------    -------------------------------------------------------------------------------------------
    5                           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):
                                [_]
    ------------------------    -------------------------------------------------------------------------------------------
    6                           CITIZENSHIP OR PLACE OF ORGANIZATION:                            Cayman Islands
    ------------------------    -------------------------------------------------------------------------------------------
           NUMBER OF            7                   SOLE VOTING POWER:                                 1,159,600
            SHARES
                                ----------------    --------------------------------------------------------------------------
         BENEFICIALLY           8                   SHARED VOTING POWER:                                   0
           OWNED BY
                                ----------------    --------------------------------------------------------------------------
             EACH               9                   SOLE DISPOSITIVE POWER:                            1,159,600
           REPORTING
                                ----------------    --------------------------------------------------------------------------
          PERSON WITH           10                  SHARED DISPOSITIVE POWER:                              0

    ------------------------    -------------------------------------------------------------------------------------------
    11                          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                                PERSON:                                                               1,159,600
    ------------------------    -------------------------------------------------------------------------------------------
    12                          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                                CERTAIN SHARES:                                                                        [_]
    ------------------------    -------------------------------------------------------------------------------------------
    13                          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                   0.8%
    ------------------------    -------------------------------------------------------------------------------------------
    14                          TYPE OF REPORTING PERSON:                              PN
    ------------------------    -------------------------------------------------------------------------------------------


                                       7
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
    CUSIP No. 344849 10 4                                       13D                  Page 8 of 15 Pages
    ----------------------------------------------------                    -----------------------------------------------


    ------------------------    ----------------------------------------------------------------------------------------------
    1                           NAME OF REPORTING PERSON                               GREENHUT OVERSEAS, L.L.C.
                                S.S. OR I.R.S. IDENTIFICATION NO.                      13-3868906
                                OF ABOVE PERSON
    ------------------------    ----------------------------------------------------------------------------------------------
    2                           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                            (a)    [x]
                                                                                                             (b)    [_]
    ------------------------    ----------------------------------------------------------------------------------------------
    3                           SEC USE ONLY
    ------------------------    ----------------------------------------------------------------------------------------------
    4                           SOURCE OF FUNDS:                                                  WC, AF, 00
    ------------------------    ----------------------------------------------------------------------------------------------
    5                           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): [_]
    ------------------------    ----------------------------------------------------------------------------------------------
    6                           CITIZENSHIP OR PLACE OF ORGANIZATION:                                      Delaware
    ------------------------    ----------------------------------------------------------------------------------------------
           NUMBER OF            7                   SOLE VOTING POWER:                                     0
            SHARES
                                ----------------    --------------------------------------------------------------------------
         BENEFICIALLY           8                   SHARED VOTING POWER:                               1,159,600
           OWNED BY
                                ----------------    --------------------------------------------------------------------------
             EACH               9                   SOLE DISPOSITIVE POWER:                                0
           REPORTING
                                ----------------    --------------------------------------------------------------------------
          PERSON WITH           10                  SHARED DISPOSITIVE POWER:                          1,159,600

    ------------------------    ----------------------------------------------------------------------------------------------
    11                          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                                PERSON:                                                                1,159,600
    ------------------------    ----------------------------------------------------------------------------------------------
    12                          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                                CERTAIN SHARES:                                                                        [_]
    ------------------------    ----------------------------------------------------------------------------------------------
    13                          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                   0.8%
    ------------------------    ----------------------------------------------------------------------------------------------
    14                          TYPE OF REPORTING PERSON:                              OO
    ------------------------    ----------------------------------------------------------------------------------------------


                                       8
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
    CUSIP No. 344849 10 4                                       13D                  Page 9 of 15 Pages
    ----------------------------------------------------                    -----------------------------------------------


    ------------------------    -------------------------------------------------------------------------------------------
    1                           NAME OF REPORTING PERSON                               ALFRED D. KINGSLEY
                                S.S. OR I.R.S. IDENTIFICATION NO.
                                OF ABOVE PERSON
    ------------------------    -------------------------------------------------------------------------------------------
    2                           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                            (a)    [x]
                                                                                                             (b)    [_]
    ------------------------    -------------------------------------------------------------------------------------------
    3                           SEC USE ONLY
    ------------------------    -------------------------------------------------------------------------------------------
    4                           SOURCE OF FUNDS:                                                  PF, AF, 00
    ------------------------    -------------------------------------------------------------------------------------------
    5                           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):
                                [_]
    ------------------------    -------------------------------------------------------------------------------------------
    6                           CITIZENSHIP OR PLACE OF ORGANIZATION:                             United States
    ------------------------    -------------------------------------------------------------------------------------------
           NUMBER OF            7                   SOLE VOTING POWER:                               832,300
            SHARES
                                ----------------    --------------------------------------------------------------------------
         BENEFICIALLY           8                   SHARED VOTING POWER:                             12,212,448
           OWNED BY
                                ----------------    --------------------------------------------------------------------------
             EACH               9                   SOLE DISPOSITIVE POWER:                          832,300
           REPORTING
                                ----------------    --------------------------------------------------------------------------
          PERSON WITH           10                  SHARED DISPOSITIVE POWER:                        12,212,448

    ------------------------    -------------------------------------------------------------------------------------------
    11                          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                                PERSON:                                                             13,044,748
    ------------------------    -------------------------------------------------------------------------------------------
    12                          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                                CERTAIN SHARES:                                                                        [_]
    ------------------------    -------------------------------------------------------------------------------------------
    13                          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                   9.3%
    ------------------------    -------------------------------------------------------------------------------------------
    14                          TYPE OF REPORTING PERSON:                              IN
    ------------------------    -------------------------------------------------------------------------------------------


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
    CUSIP No. 344849 10 4                                       13D                  Page 10 of 15 Pages
    ----------------------------------------------------                    -----------------------------------------------


    ------------------------    -------------------------------------------------------------------------------------------
    1                           NAME OF REPORTING PERSON                               GARY K. DUBERSTEIN
                                S.S. OR I.R.S. IDENTIFICATION NO.
                                OF ABOVE PERSON
    ------------------------    -------------------------------------------------------------------------------------------
    2                           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                            (a)    [x]
                                                                                                             (b)    [_]
    ------------------------    -------------------------------------------------------------------------------------------
    3                           SEC USE ONLY
    ------------------------    -------------------------------------------------------------------------------------------
    4                           SOURCE OF FUNDS:                                                  PF, AF, 00
    ------------------------    -------------------------------------------------------------------------------------------
    5                           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
                                [_]
    ------------------------    -------------------------------------------------------------------------------------------
    6                           CITIZENSHIP OR PLACE OF ORGANIZATION:                                      Delaware
    ------------------------    -------------------------------------------------------------------------------------------
           NUMBER OF            7                   SOLE VOTING POWER:                                     0
            SHARES
                                ----------------    --------------------------------------------------------------------------
         BENEFICIALLY           8                   SHARED VOTING POWER:                             12,212,448
           OWNED BY
                                ----------------    --------------------------------------------------------------------------
             EACH               9                   SOLE DISPOSITIVE POWER:                                0
           REPORTING
                                ----------------    --------------------------------------------------------------------------
          PERSON WITH           10                  SHARED DISPOSITIVE POWER:                        12,212,448

    ------------------------    -------------------------------------------------------------------------------------------
    11                          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                                PERSON:                                                             12,212,448
    ------------------------    -------------------------------------------------------------------------------------------
    12                          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                                CERTAIN SHARES:                                                                        [_]
    ------------------------    -------------------------------------------------------------------------------------------
    13                          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                   8.7%
    ------------------------    -------------------------------------------------------------------------------------------
    14                          TYPE OF REPORTING PERSON:                              IN
    ------------------------    -------------------------------------------------------------------------------------------

                  This Amendment No. 15 ("Amendment No. 15") amends the Statement on Schedule 13D (the "Schedule 13D") filed on May 18, 1998, as amended by Amendment No. 1 filed on June 5, 1998, Amendment No. 2 filed on July 7, 1998, Amendment No. 3 filed on August 23, 1998, Amendment No. 4 filed on October 2, 1998, Amendment No. 5 filed on December 1, 1998, Amendment No. 6 filed on January 6, 1999, Amendment No. 7 filed on January 29, 1999, Amendment No. 8 filed on March 12, 1999, Amendment No. 9 filed on March 25, 1999, Amendment No. 10 filed on March 13, 2000, Amendment No. 11 filed on January 19, 2001, Amendment No. 12 filed on July 10, 2001, Amendment No. 13 filed on November 13, 2001, and Amendment No. 14 filed on January 15, 2002, and is filed by and on behalf of Greenway Partners, L.P. ("Greenway"), Greentree Partners, L.P. ("Greentree"), Greenhouse Partners, L.P. ("Greenhouse"), Greenhut, L.L.C. ("Greenhut"), Greenbelt Corp. ("Greenbelt"), Greensea Offshore, L.P. ("Greensea"), Greenhut Overseas, L.L.C. ("Greenhut Overseas"), Alfred D. Kingsley ("Kingsley") and Gary K. Duberstein ("Duberstein"; the foregoing persons being referred to collectively as the "Reporting Persons"). Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Schedule 13D.

ITEM 5.           INTEREST IN SECURITIES OF THE ISSUER

                  (a) As of the date of this statement, the Reporting Persons beneficially owned in the aggregate 13,044,748 Shares constituting 9.3% of the outstanding Shares (the percentage of Shares owned being based upon 139,857,332 Shares outstanding on December 1, 2001, as set forth in the Company's Quarterly Report on Form 10-Q for the quarter ended November 3, 2001). The Reporting Persons may be deemed to have direct beneficial ownership of Shares as follows:

                                                     Approximate
                              Number of             Percentage of
 Name                          Shares             Outstanding Shares
 ----                         ---------           ------------------
Greenway                      1,521,500                   1.1%
Greentree                     1,340,900                   1.0%
Greenbelt                     8,190,448                   5.9%
Greensea                      1,159,600                   0.8%
Kingsley                        832,300                   0.6%


                  Greenhouse, as the general partner of Greenway, may be deemed to own beneficially (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934) Shares of which Greenway may be deemed to possess direct beneficial ownership. Each of Kingsley and Duberstein, as general partners of Greenhouse, may be deemed to beneficially own Shares which Greenhouse may be deemed to beneficially own. Each of Kingsley and Duberstein disclaims beneficial ownership of such Shares for all other purposes.

                  Greenhut, as the general partner of Greentree, may be deemed to own beneficially (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934) Shares of which Greentree may be deemed to possess direct beneficial ownership. Each of Kingsley and Duberstein, as members of Greenhut, may be deemed to beneficially own Shares which Greenhut may be deemed to beneficially own. Each of Kingsley and Duberstein disclaims beneficial ownership of such Shares for all other purposes.

                  Greenhut Overseas, as the investment general partner of Greensea, may be deemed to own beneficially (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934) Shares of which Greensea may be


                                    11 of 15
deemed to possess direct beneficial ownership. Each of Kingsley and Duberstein, as members of Greenhut Overseas, may be deemed to beneficially own Shares which Greenhut Overseas may be deemed to beneficially own. Each of Kingsley and Duberstein disclaims beneficial ownership of such Shares for all other purposes.

                  Greenbelt has direct beneficial ownership of the Shares in the accounts that it manages. Each of Kingsley and Duberstein, as executive officers and directors of Greenbelt, may be deemed to beneficially own Shares that Greenbelt beneficially owns. Each of Kingsley and Duberstein hereby disclaims beneficial ownership of such Shares for all other purposes.

                  (b) Greenway has the sole power to vote or direct the vote of 1,521,500 Shares and the sole power to dispose or to direct the disposition of such Shares. Greenhouse and Kingsley and Duberstein may be deemed to share with Greenway the power to vote or to direct the vote and to dispose or to direct the disposition of such Shares.

                  Greentree has the sole power to vote or direct the vote of 1,340,900 Shares and the sole power to dispose or direct the disposition of such Shares. Greenhut, Kingsley and Duberstein may be deemed to share with Greentree the power to vote or to direct the vote and to dispose or to direct the disposition of such Shares.

                  Greensea has the sole power to vote or direct the vote of 1,159,600 Shares and the sole power to dispose or direct the disposition of such Shares. Greenhut Overseas, Kingsley and Duberstein may be deemed to share with Greensea the power to vote or to direct the vote and to dispose or to direct the disposition of such Shares.

                  Greenbelt has the sole power to vote or direct the vote of 8,190,448 Shares and the sole power to dispose or direct the disposition of such Shares. Kingsley and Duberstein may be deemed to share with Greenbelt the power to vote or to direct the vote and to dispose or to direct the disposition of such Shares.

                  Kingsley has the sole power to vote or direct the vote of 832,300 Shares and the sole power to dispose or direct the disposition of such Shares.

                  (c) Information concerning transactions in the Shares by the Reporting Persons since the filing of Amendment No. 14 is set forth in Exhibit 25, attached hereto, which is incorporated herein by reference.

                  (d) No other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Shares, except the dividends from, or proceeds from the sale of Shares in each respective account managed by Greenbelt will be delivered into each such respective account, as the case may be. No such individual account has an interest in more than five percent of the class of outstanding Shares.

                  (e) Not applicable.



                                    12 of 15

ITEM 7.           MATERIAL TO BE FILED AS EXHIBITS

                  The following Exhibits are filed herewith:

                  25. Information concerning transactions in the Shares effected by the Reporting Persons since the filing of Amendment No. 14.

             [The remainder of this page intentionally left blank.]

















                                    13 of 15

                                   SIGNATURES

                  After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information contained in this Statement is true, complete and correct.

Dated:   February 11, 2002
GREENHOUSE PARTNERS, L.P.                                   GREENSEA OFFSHORE, L.P.

By:       /s/ Gary K. Duberstein
          --------------------------------------------                By:    Greenhut Overseas, L.L.C.
          Gary K. Duberstein                                                 Investment General Partner
          General Partner
                                                                         By: /s/ Gary K. Duberstein
                                                                             --------------------------------------
GREENHUT, L.L.C.                                                             Gary K. Duberstein
                                                                             Member
By:       /s/ Gary K. Duberstein
          --------------------------------------------      GREENBELT CORP.
          Gary K. Duberstein
          Member                                            By:       /s/ Alfred D. Kingsley
                                                                      --------------------------------------
                                                                      Alfred D. Kingsley
GREENHUT OVERSEAS, L.L.C.                                             President

By:       /s/ Gary K. Duberstein                            /s/ Alfred D. Kingsley
          --------------------------------------------      -------------------------------------------------
          Gary K. Duberstein                                          Alfred D. Kingsley
          Member
                                                            /s/ Gary K. Duberstein
                                                            -------------------------------------------------
GREENWAY PARTNERS, L.P.                                               Gary K. Duberstein

          By:   Greenhouse Partners, L.P.
                General Partner

             By: /s/ Gary K. Duberstein
                 --------------------------------------
                 Gary K. Duberstein
                 General Partner


GREENTREE PARTNERS, L.P.

          By:    Greenhut, L.L.C.
                 General Partner

            By:  /s/ Gary K. Duberstein
                 --------------------------------------
                Gary K. Duberstein
                Member






                                    14 of 15

                                  EXHIBIT INDEX


EXHIBIT NO.       DESCRIPTION
-----------       -----------

    25. Information concerning transactions in the Shares effected by the Reporting Persons since the filing of Amendment No. 14.














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